Exhibit 10.17

AMENDMENT to the Common Stock Purchase Agreement (the “Agreement”), dated as of February 11, 2015, by and between Soul and Vibe Interactive Inc. (the “Company”) and Beaufort Capital Partners, LLC (the “Investor).

WHEREAS, the parties desire to amend the Agreement in certain respects.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1.          Capitalized terms used but not defined herein shall have the meanings given such terms in the Agreement.

2.          Section 2.1 is hereby supplemented by the following, which shall constitute the last sentence of such section:

“The parties hereby agree that the initial number of shares to be registered hereunder shall be 20,000,000 shares (the “Initial Commitment Shares”) with all remaining Registrable Securities (the “Additional Commitment Shares”) to be registered on supplemental Registration Statements.”

3.          Section 8.1 is hereby deleted and replaced in its entirety by the following:

“Termination.  Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earlier to occur of (i) the last day of the month preceding the 36-month anniversary of the Effective Date (it being hereby acknowledged and agreed that such term may not be extended by the parties hereto) and (ii) the date on which the Investor shall have purchased or acquired shares of Common Stock pursuant to this Agreement equal to the Aggregate Limit. Subject to Section 8.3, the Company may, provided that shares of Common Stock aggregating no less than twenty-five percent (25%) of the Total Commitment shall have been sold by the Company to the Investor pursuant hereto, terminate this Agreement effective upon one Trading Day’s prior written notice to the Investor in accordance with Section 10.4. Subject to Section 8.3, this Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.”

4.          Section 8.2 is hereby supplemented by the following, which shall constitute the last sentence of such section:

“provided, however, that in the case of each of (i) and (iv) noted in the prior sentence, each such event has occurred because of the Company’s act or omission to act.”

5.          Except as amended hereby, the Agreement shall remain unmodified and is hereby ratified in all respects.

6.          This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[the balance of this page is intentionally left blank]

IN WITNESS WHEREOF, the Company and the Investor have executed this Amendment as of the 28th day of April, 2015.

SOUL AND VIBE INTERACTIVE INC.:

By:	/s/ Peter Anthony Chiodo
Name: Peter Anthony Chiodo
Title: Chief Executive Officer

BEAUFORT CAPITAL PARTNERS LLC, a New York limited liability company:

By:	/s/ Leib Schaeffer
Name: Leib Schaeffer
Title: Managing Member